Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Gastar Exploration, Ltd.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-142123 and
333-140397) and Form S-8 (File No. 333-130867) of Gastar Exploration, Ltd. of our reports dated March 13, 2009, relating to the consolidated financial statements and the effectiveness of Gastar Exploration Ltd.’s internal control over financial reporting, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO Seidman, LLP

Dallas, TX

March 13, 2009